LEASE

BETWEEN

ANTHONY SAMMUT AND CHRISTINE SAMMUT,
TRUSTEES OF THE ANTHONY & CHRISTINE SAMMUT
REVOCABLE TRUST U/T/D FEBRUARY 14, 1992
AS LANDLORD

AND

CENTRAL COAST BANCORP
AS TENANT

WESTRIDGE CENTER

TABLE OF CONTENTS

ARTIC	LE	DESCRIPTION	PA	GE
1		FUNDAMENTAL LEASE PROVISIONS AND DEFINITIONS	1
1.1		Tenant's Tradename	1
1.2		Term	1
1.3		Tenant's Proportionate Share of Common Area Operating Costs	1
1.4		Use of Premises	1
1.5		Addresses For Notices and Payment of Rent	1
1.6		Broker(s)	1
1.7		Certain. Definitions	1
2		PREMISES, COMMON AREAS, PARKING	2
2.1		Premises	2
2.2		Common Areas	3
3		TERM	3
3.1		Term	3
3.2		Landlord's Work	3
3.3		Lease Year	3
3.4		Options To Extend Term	3
4		FIXED RENT	4
4.1		Payment	4
5		COMMON AREA MAINTENANCE	5
5.1		Common Area Operating Costs; Definitions	5
5.2		Payment of Tenant's Proportionate Share	6
5.3		Landlord's Records	7
6		UTILITIES	7
7		USE OF PREMISES, COMPLIANCE WITH LAW	8
7.1		Use	8
7.2		Increased Risk	8
7.3		Acceptance	8
7.4		Use Restrictions	8
7.5		* Exclusive Use	8
8		ALTERATIONS	8
8.1		Alterations	8
8.2		Other Tenant Changes	9
9		LIENS AND ENCUMBRANCES	9
10		TAXES ON THE PREMISES AND TENANT'S PROPERTY	10
10.1		Personal Property Taxes	10
10.2		Real Property Taxes	10
11		MAINTENANCE AND REPAIR	11
11.1		Obligations of Landlord	11
11.2		Tenant's Obligation to Maintain and Repair Premises	11
12		ENTRY AND INSPECTION	12
13		WAIVER AND INDEMNIFICATION	12
13.1		Waiver	12
13.2		Indemnification	13
14		INSURANCE	13
14.1		Insurance to be Provided by Tenant	13
14.2		Landlord's Insurance	14
14.3		Policy Requirements	14
14.4		Blanket Coverage	14
14.5		Waiver of Subrogation	14
15		ASSIGNMENT AND SUBLETTING	15
15.1		General Limitations	15
15.2		No Unreasonable Withholding of Consent	15
15.3		Reorganizations and Mergers	15
15.4		Effect of Violation	16
16		TRANSFER OF LANDLORD'S INTEREST	16
17		DAMAGE OR DESTRUCTION	16
17.1		Landlord to Rebuild	16
17.2		Landlord's Options to Terminate	16
17.3		Extent of Landlord's Repair and Rebuilding Obligations	17
17.4		Tenant Waivers	17
18		EMINENT DOMAIN	17
18.1		Entire or Substantial Taking	17
18.2		Partial Taking	17
18.3		Disposition of Award	18
18.4		Further Assurance	18
18.5		Tenant Waivers	18
19		SIGNS AND AUCTIONS	18
19.1		Signage	18
19.2		Auction or Sale	18
20		DEFAULTS AND REMEDIES	19
20.1		Default Defined	19
20.2		Remedies; Termination	19
20.3		Remedies; Re-entry	20
20.4		Remedies; Non-termination and Collection of Rent	20
20.5		No Effect on Indemnification Obligation	20
20.6		Landlord's Default	20
20.7		Limitation on Recourse	20
20.8		Notice to Mortgagees and Others	20
20.9		Remedies; Interest and Late Charges	21
21		SURRENDER OF PREMISES; REMOVAL OF PROPERTY	21
21.1		Condition Upon Surrender	21
21.2		Removal of Property Upon Re-entry	21
22		ATTORNEYS’ FEES	22
22.1		Litigation Between the Parties	22
23		WAIVER	22
24		HOLDING OVER	22
25		SUBORDINATION AND ATTORNMENT	23
26		HEIRS AND ASSIGNS; TIME OF ESSENCE	23
27		INTERPRETATION	24
27.1		Severability	24
27.2		Integration	24
27.3		Amendment	24
27.4		Section Headings and References	24
27.5		Dependence of Covenants	24
27.6		Lease Draftsman	24
27.7		Landlord and Tenant	24
27.8		Days, Months and Years	24
27.9		Term	24
27.10		Including	24
28		RIGHT OF LANDLORD TO PERFORM	25
29		NOTICES	25
30		QUIET ENJOYMENT	25
31		ESTOPPEL CERTIFICATE	26
32		BROKERS	26
33		MERGER	26
34		LANDLORD RESERVATIONS	26
35		HAZARDOUS OR INFECTIOUS SUBSTANCES	27
35.1		Covenants of Tenant	27
35.2		Indemnification	29
35.3		Inspection	29
35.4		Definition of Hazardous Substance	30
35.5		Definition of Environmental, Health and Safety Requirement	30
35.6		Survival

SCHEDULE OF EXHIBITS

Exhibit A Shopping Center Site Plan
Exhibit B Plot Plan of Premises
Exhibit C Work Letter

LEASE

(Pad2, Area l)

(Westridge Center)

THIS LEASE (this “Leased is dated and effective as of the____day of March, 1998, and is made by and between ANTHONY SAMMUT and CHRISTINE SAMMUT, Trustees of the Anthony & Christine Sammut Revocable Trust u/t/d February 14, 1992 (“‘Landlord”), and CENTRAL COAST BANCORP, dba Bank of Salinas (“Tenant”).

NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, LANDLORD AND TENANT HEREBY AGREE AS FOLLOWS:

ARTICLE 1
FUNDAMENTAL LEASE PROVISIONS AND DEFINITIONS

1.1 Tenant's Tradename (Par. 1.1): Bank of Salinas

1.2 Term (Art. 3): 10 years, with options to extend the Term.

1.3 Tenant's Proportionate Share of Common Area Operating Costs (Art. 5): one percent (1%). Tenant's Proportionate Share of Westridge Center Common Improvements: six/tenths of one percent (.6%).

1.4 Use of Premises (Art 7): The Premises shall be used solely for the operation of banking facilities.

1.5 Addresses For Notices and Payment of Rent (Art. 29):

(a) Landlord:

60 D Corral De Tierra Rd.
Salinas, CA 93908
Attention: Mr. Tony Sammut

(b)Tenant:

Central Coast Bancorp
Bank of Salinas

301 Main Street
Salinas, CA 93901
Attention: Mr. Nick Ventimiglia

1.6 Broker(s) (Art. 32):

None
(Landlord)
None
(Tenant)

1.7 Certain Definitions: Certain terms have the meaning given for them in other portions of this Lease. The following terms have the following meanings:

      (a) “Area I” or “Shopping Center” means those parcels of land located in Area I of Westridge Center as shown on the Site Plan.

      (b) “Building” means that building to be constructed by Landlord pursuant to the terms of Exhibit “C” attached hereto, and to contain approximately three thousand two hundred (3,200) square feet of floor area.

      (c) “Pad” means that real property which is commonly known as Pad 2 of the Shopping Center, depicted on Exhibit “A” attached hereto, and upon which Landlord shall construct the Building.

      (d) “Parent” means any Person who owns more than fifty percent (50%) of the equity or beneficial interest of any other Person.

      (e) “Person” means any one or more human beings, or legal entities or other artificial persons, including partnerships, corporations, trusts, estates, associations, joint ventures and any other combination of human beings and/or legal entities.

      (f) "Premises" means, collectively, the Pad and the Building, and all improvements which, from time to time, are located on the Pad.

      (g) "REA" means that Declaration of Reciprocal Easements, Covenants and Restrictions recorded January 31,1996, as Document No. 6170, First Amendment to Declaration of Reciprocal Easements, Covenants and Restrictions recorded July 31, 1996, as Document No. 45144, Second Amendment to Declaration of Reciprocal Easements, Covenants and Restrictions recorded September 19, 1996, as Document No. 55547, Declaration of Covenants and Restrictions Affecting Land, recorded April 24,1997, as Document No. 23045, Reciprocal Easement Agreement, recorded May 2, 1997, as Document No. 9725071, as same may be amended. Tenant acknowledges that the term "REA" shall include the proposed Third and Fourth Amendments to Declaration of Reciprocal Easements, Covenants and Agreements, copies of which have been delivered to Tenant.

      (h) "Rent Commencement Date" means the date which shall be the first to occur of the following:

(i) The date Landlord delivers possession of the Premises to Tenant as evidenced by Landlord delivering a key to the Building to Tenant; or

(ii) The date, Tenant actually commences to do business in, upon or from the Premises.

      (i) “Site Plan” means the Site Plan for the Shopping Center attached as Exhibit “A”.

      (j) “Westridge Center” means, collectively, the Premises, the Common Areas, and all the buildings and improvements located thereon in that certain Shopping Center located in Salinas, California. Exhibit “A” depicts the general layout of Westridge Center.

ARTICLE 2
PREMISES, COMMON AREAS, PARKING

2.1 Premises. In consideration of and subject to each and all of the covenants terms and conditions hereinafter set forth, Landlord hereby leases the Premises to Tenant and Tenant hereby hires the Premises from Landlord.

2.2 Common Areas. Tenant and its employees, customers and invitees shall have the non-exclusive license to use that portion of the Shopping Center designated under the REA as Common Area for the common use of tenants and occupants of Area I and any other persons permitted to use same (the “Common Areas”^) pursuant to the terms of the REA. The Common Areas on the Premises shall be subject to the rules and regulations governing use as promulgated from time to time by Landlord and are subject to the REA and any amendments to the REA which govern the use and enjoyment of the Common Areas by the parties to the REA.

ARTICLE 3
TERM

3.1 Term. Unless sooner terminated or extended as provided herein, the term of this Lease shall be for the period specified in Paragraph 1.2 and shall commence on the Rent Commencement Date (the “Commencement Date”).

3.2 Landlord's Work. Subject to the terms and conditions of Exhibit "C", Landlord will complete the work of the improvements required to be performed by Landlord in Exhibit "C".

3.3 Lease Year. The term "Lease Year" refers to each successive twelve (12) month period following the Rent Commencement Date.

3.4 Options To Extend Term.

(a)

Subject to the terms and conditions of this Paragraph 3.4. Landlord hereby grants to Tenant the option(s) (the “Options”^ to extend the initial Term of this Lease for two (2) periods of five (5) years each (each, an “Option Period”’). All terms, provisions, obligations and rights set forth in this Lease shall apply to the Option Periods, except (i) this Paragraph 3.4(a) shall not apply to increase the number of Option Periods, and (ii) the “Fixed Rent” (as hereinafter defined) shall be adjusted upward at the commencement of each Option Period as set forth in subparagraph3A(c). After the exercise of the Option, all references in this Lease to the Term or the Term hereof shall be considered to mean the Term as so extended, and all references to the termination or end of the Term hereof shall be considered to mean the termination or end of the Term as so extended. Tenant’s right to exercise the Option is subject to:

(iii)	The following conditions precedent:

(aa) This Lease shall be in full force and effect at the time notice of exercise is given, and on the last day of the Term hereof.

(bb) Tenant shall not be in default under any term or provision of .this Lease at the time notice of exercise is given, or on the last day of the term hereof.

(iv)	Compliance with the following procedure for exercise:

(aa) Tenant shall, not less than one hundred eighty (18 0) days prior to the last day of the term hereof, give Landlord written notice irrevocably exercising the Option; provided, however that Tenant’s 180-day period shall not run until Landlord shall have delivered to Tenant a written notice stating that Tenant’s 180-day exercise period shall begin to run within thirty (30) days of the date of Landlord’s notice;

(bb) In lieu of executing a new Lease, each party shall, at the request of the other, execute a written memorandum hereof, acknowledging the fact that the Option has been exercised and otherwise complying with the requirements of law for an effective memorandum of this Lease.

(b) The Options may not be exercised or assigned involuntarily by or to any person or entity other than Tenant, nor shall the Options be assignable apart from this Lease, without Landlord’s prior written consent.

(c) The Fixed Rent for the Premises during each respective Option Period shall be increased by 15% over the Fixed Rent payable as of the last day of the Term immediately preceding such Option Period.

ARTICLE 4 FIXED RENT

4.1 Payment. From and after the Rent Commencement Date and continuing thereafter during the Term, Tenant shall pay to Landlord, at the address in Article 1 or such other address as Landlord designates hi writing, fixed rent as calculated pursuant to this Paragraph 4.1 (the “Fixed Rent”! on the first day of each month, in advance. As of the Rent Commencement Date, Fixed Rent shall be equal to the sum of (a) $36,000.00 per annum, and (b) (the numerical sum of the interest rate for the loan from Tenant which Landlord obtains in order to construct the Building in accordance with Exhibit “C” and three and one-half percent (3.5%)) times (the principal amount of the construction loan obtained by Landlord to construct the Building). For example, assuming that the cost of the Building is $500,000.00 and Tenant makes a loan to Landlord in the principal sum of $500,000.00 with interest payable at six percent (6%) per annum, then Fixed Rent for the first five (5) years would be calculated as follows: $36,000.00 + [(.035+.06) X $500,000.00] = $83,500.00 per annum. In the foregoing example, monthly Fixed Rent shall be $6,958.33. The foregoing is merely an illustration of the calculation of Fixed Rent and is not a representation by Tenant that Tenant would make a loan to Landlord in such principal sum or at an interest rate of 6% per annum. Fixed Rent shall be increased on the first day of the sixth Lease Year by 15% and shall be increased at the beginning of each Option Period as provided in Paragraph 3 A(c) above. If the Rent Commencement Date occurs on a day other than the first day of a month, then the Fixed Rent for the fraction of the month starting with the Rent Commencement Date shall be paid on the Rent Commencement Date, prorated on the basis of the actual number of days in such month. If the Term hereof ends on a day other than the last day of a month, then the Fixed Rent for the month during which the expiration occurs shall be prorated on the basis of the actual number of days in such month. In addition to the Fixed Rent commencing as of the Rent Commencement Date, Tenant shall pay Common Area Operating Costs (as those terms are described in Paragraph 5.1). The Fixed Rent, Common Area Operating Costs, and any other monetary obligations due Landlord under the Lease are hereinafter referred to collectively as the “Rent”. The Rent shall be payable to Landlord, in lawful money of the United States of America, in currently available funds at the address for Landlord set forth in Article 1 (or to such other place as Landlord may from time to time designate in writing), without notice, demand, offset, deduction or setoff.

ARTICLE 5
COMMON AREA MAINTENANCE

5.1 Common Area Operating Costs; Definitions.

(a) The term “Common Area Operating Costs” means the sum of all expenses paid or incurred by Landlord in connection with the operation, maintenance, repair, alteration and periodic replacement of any part or portion of the improvements maintained by Landlord in the Common Areas (that are not paid directly by, or separately metered or otherwise chargeable to, individual tenants), during the calendar year (the “Calendar Year”\ including, without limitation, the Common Area Operating Costs allocable to the Premises pursuant to the REA. Without limiting the generality of the foregoing, the Common Area Operating Costs shall include:

(i)	electricity, water, gas, sewers, refuse collection and all other utilities and utility services;

(ii)	all utility taxes, charges or similar impositions;

(iii)	rental paid for leased machinery, tools, equipment and motor vehicles used in connection therewith;

(iv)

maintenance and repair of electrical services and resurfacing and repainting of buildings and parking lots, restriping, repairs to parking lots, sidewalks and pedestrian passageways, cleaning, sweeping and janitorial, services, landscaping, light fixture and bulb replacement, trash and refuse receptacles, directional signs and markers, and car stops;

(v)

insurance premiums and deductibles (for the policies referred to in Paragraph 14.3) and alterations or replacements of capital improvements in the Common Areas required by Landlord’s insurance carriers, or any of them, as a condition to the issuance or continuance of such insurance;

(vi)

the services of independent contractors including the services of any person, firm or corporation selected by Landlord to maintain the Common Areas, on such terms and conditions and for such duration as Landlord shall, in its sole judgment, deem reasonable and appropriate;

(vii)

compensation (including employment taxes, workers’ compensation premiums and fringe benefits) of all persons, whether or not directly employed by Landlord, performing duties in connection with the operation, maintenance, repair and periodic replacement of any part or portion of the improvements and/or Associated Personal Property in the Common Areas;

(viii)	legal and accounting services engaged by Landlord for the Common Areas;

(ix)	"Landlord's Taxes" (as hereinafter defined);

(x)

the cost and expense associated with maintaining, repairing, and insuring Westridge Center retention ponds, Westridge Center identification signs, and the Westridge Center buffer wall and the cost and expense of Westridge Center security, if any (collectively, the “Westridge Center Common Improvements”); and

(xi)

any other expenses or charges of whatsoever kind, whether or not hereinabove described, which, in accordance with generally accepted accounting or management principles, would be considered an expense of operating, maintaining, repairing and periodically replacing any part or portion of the Common Areas or the capital improvements and/or Associated Personal Property located or used in the Common Areas, plus ten percent (10%) of all Common Area Operating Costs to cover Landlord’s administrative and overhead costs, and to compensate Landlord for supervision of the operation, maintenance and repair and periodic replacement of any part or portion of the Common Areas.

Common Area Operating Costs shall not include

(i)	the costs of special services rendered to individual tenants (including Tenant) for which a special charge is made to such tenants;

(ii)	any costs borne directly by Tenant under this Lease;

(iii)	Landlord’s ground rent, if any; and

(iv)

interest or amortization paid by Landlord in connection with any loan or loans secured by the real property of which the Premises are a part, unless said loans are made to finance costs expressly included above in the definition of Common Area Operating Costs.

(b) The term "Estimated Common Area Operating Costs" means the monthly estimates of Tenant’s Proportionate Share of Common Area Operating Costs for each Lease Year to be given by Landlord to Tenant pursuant to the terms hereof.

(c) The term "Landlord's Taxes" means and includes all real and personal property taxes, charges and assessments, water and sewer rents, taxes on parking, and all other taxes, assessments, charges and fees of any description, general and special, which are levied, assessed upon or imposed by any governmental authority during any Calendar Year with respect to the Westridge Center Common Improvements, and any tax which shall be levied or assessed to or in lieu of such real or personal property taxes (including any value added tax or municipal income tax), and any license fees, commercial rental tax or other tax upon rents, the entering into of leases, or Landlord’s business of leasing or operating the Premises, including all costs and fees incurred by Landlord in contesting Landlord’s Taxes and/or negotiating with the public authorities as to same; provided, however, that the term “Landlord’s Taxes” shall not include any federal or state income tax, capital gains tax or any franchise, estate or inheritance taxes. The term “Landlord’s Taxes” shall also include any tax, fee, levy, assessment or charge (i) in substitution, partially or totally, of any tax previously included within the definition of Landlord’s Taxes, or (ii) which is imposed as a result of a transfer, either partial or total, of Landlord’s interest in the Premises or any part thereof or which is added to a tax or charge hereinbefore included within the definition of Landlord’s Taxes by reason of such transfer, or (iii) which is imposed by reason of this transaction, any modifications or changes hereto, any transfers hereof, or any modifications of the Common Areas on the Premises or any portion thereof.

5.2 Payment of Tenant’s Proportionate Share. Tenant shall pay Tenant’s Proportionate Share of the Common Area Operating Costs as described in this Article 5. Tenant shall pay to Landlord, in advance, on the first day of each calendar month commencing on the Rent Commencement Date, an amount estimated by Landlord, from time to time, as being one-twelfth (1/12) of Tenant’s Proportionate Share for such Calendar Year. Thereafter, within one hundred twenty (120) days after the end of each Calendar Year, Landlord shall deliver to Tenant a written statement setting forth the amount of Tenant’s Proportionate Share of the actual Common Area Operating Costs for such Calendar Year. If the aggregate payments made by Tenant for any such Calendar Year exceed the amount of Tenant’s Proportionate Share for such Calendar Year, such excess shall be applied as a credit against future payments to be made by Tenant under this paragraph. If the aggregate payments made by Tenant for any such Calendar Year are less than the amount of Tenant’s Proportionate Share for such Calendar Year, Tenant shall, immediately upon demand therefor, pay Landlord the amount of any such deficiency. Notwithstanding the foregoing, subsequent adjustments regarding a particular Calendar Year may be made by Landlord as a result of information not available or expenses not determined or determinable at the time Tenant was originally billed for such Common Area Operating Costs at any time during the two (2) year period immediately succeeding such Calendar Year. In the event that the Commencement Date is other than the first day of a full calendar month, the first monthly payment shall be a prorata amount of a full monthly contribution. In the event that this Lease should end on any date other than the last day of a Calendar Year, Tenant’s Proportionate Share shall be adjusted on the basis of the ratio which the number of days which have elapsed from the commencement of the said Calendar Year to the later of the date on which this Lease terminates or Tenant otherwise surrenders possession of the Premises bears to 365. Tenant’s obligation to pay Tenant’s Proportionate Share shall survive termination or earlier expiration of this Lease.

5.3 Landlord’s Records. Landlord shall keep and maintain customary records of all expenses incurred in connection with Common Area Operating Costs, and the same shall, upon at least ten (10) days’ written notice, be made available for inspection by Tenant during regular business hours at the offices of Landlord, provided that such inspection shall not occur more than once during any twelve (12) month period. If Tenant does not dispute the same in writing within one (1) year of receiving the annual written statement setting forth the amount of Tenant’s Proportionate Share of the actual Common Area Operating Costs for such Calendar Year, Tenant shall have irrevocably waived its right to dispute such determination or calculation.

ARTICLE 6
UTILITIES

Commencing on the Commencement Date and continuing throughout the Term hereof, Tenant, at Tenant’s sole cost and expense, shall pay directly, prior to delinquency, all charges, duties and rates of every description for water, gas, telephone and trash removal services, and all other services and utilities supplied to the Premises, together with any taxes or surcharges thereon. Landlord shall not be liable for, and Tenant shall not be entitled to, any abatement or reduction of Rent by reason of any interruption or reduction in the amount or level of any of the foregoing when such failure or reduction is caused or mandated by accident, breakage, repairs, strikes, lockouts or other labor disturbances or labor disputes of any character, or any law, regulation, rule, ordinance or court order limiting or restricting the availability, use or consumption of utility items, or by any other cause, similar or dissimilar. Landlord shall not be liable under any circumstances for any loss of or damage or injury (including death) to the person, property or business of Tenant, or any other person, however occurring, through or in connection with or incidental to the interruption or discontinuance of any of the utilities or services described in this Article 6.

ARTICLE 7
USE OF PREMISES, COMPLIANCE WITH LAW

7.1 Use. Tenant shall use and occupy the Premises, as and for the use specified in Paragraph 1.4. Tenant shall not use or occupy the Premises for any other purpose whatsoever absent Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed. Tenant shall not use or occupy the Premises or the Common Areas in violation of law, and shall immediately discontinue any use of the Premises or the Common Areas which is declared by any governmental authority having jurisdiction to be a violation of law. Landlord’s failure to object to such use shall not constitute a consent to a use which constitutes such a violation. Tenant, at its sole cost and. expense, shall promptly comply with any directive of any governmental authority having jurisdiction which shall impose any duty upon Tenant or Landlord with respect to the Premises, or the use or occupation thereof. In no event shall Tenant place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was designed to carry and which is allowed by law.

7.2 Increased Risk. Tenant shall not do anything in or upon the Premises which may be prohibited by any insurance policy in force carried by Landlord or Tenant, from time to time, covering the Shopping Center or any portion thereof, including the Premises. If Tenant’s occupancy or conduct of business in or upon the Premises (whether or not Landlord has consented to the same) results in any increase in premiums for (or calculation of) the insurance carried from time to time by Landlord with respect to the Shopping Center, Tenant shall, at Landlord’s option, either cease such use or conduct, immediately, or pay any resulting increase in premium upon demand therefor from Landlord. In determining whether increased premiums or cancellation are a result of Tenant’s occupancy of the Premises, the written determination of the insurer shall be conclusive. Tenant shall promptly comply with all reasonable requirements of the insurance authority or of any insurer now or hereafter in effect relating to the use and/or maintenance of the Premises.

7.3 Acceptance. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises and/or the Shopping Center or any portion or aspect thereof, or with respect to the suitability or fitness thereof for the conduct of Tenant’s business or for any other purpose. There shall be a conclusive presumption that the Premises and the Shopping Center are in good and satisfactory condition on the Rent Commencement Date.

7.4 Use Restrictions. Tenant hereby acknowledges that it has read the REA and agrees to be bound by all of the terms and conditions set forth therein.

7.5 Exclusive Use. During the Exclusive Protection Period (as that term is defined below), Tenant shall have the exclusive right to operate a full service retail bank in Westridge Center. Tenant’s exclusive shall not apply to parcels in Westridge Center not owned by Landlord or to tenants of Landlord, whose leases predate this Lease. For a period of four (4) years from the Rent Commencement Date (the “Exclusive Protection Period”), Landlord shall not enter into any leases in Westridge Center which would permit the tenant thereunder to use its premises primarily as a full service retail bank.

ARTICLE 8
ALTERATIONS

8.1 Alterations. Except as hereinafter set forth, Tenant shall make no alterations, additions or improvements (collectively, “Tenant Changes”) to the Premises (including the Common Areas) or the Building affecting the outside appearance of the Premises or the Building, and/or structural alterations of any kind, and/or alterations affecting basic plumbing, air conditioning, electrical or rife safety systems shared with the Common Areas or other tenants’ premises, without Landlord’s prior written consent, which consent shall not unreasonably be withheld or delayed. Tenant Changes (including any air conditioning equipment or devices installed in or upon the Premises) shall become the property of Landlord and shall be surrendered with the Premises, as a part thereof, at the end of the term or earlier termination hereof; except that Tenant shall, at the request of Landlord, remove any vaults installed in the Premises. Tenant hereby covenants that, before commencing any Tenant Changes, Tenant shall give Landlord at least twenty (20) business days’ written notice of the proposed commencement of such work (to afford Landlord an opportunity to post appropriate notices of nonresponsibility). Tenant covenants and agrees that all alterations done by or pursuant to the direction of Tenant shall be performed expeditiously, in a good and workmanlike manner, in full compliance with all laws, rules, orders, ordinances, directions, regulations and requirements of all governmental agencies, offices, departments, bureaus and boards having jurisdiction, in full compliance with the rules, orders, directions, regulations, and requirements of the Insurance Service Office or any similar body, and in a manner so as to minimize interference with pedestrian and vehicular traffic and other businesses in the Shopping Center. The provisions of this Lease are intended fully to govern the rights and obligations of Landlord and Tenant as they relate to the need for repairs to the Premises. Accordingly, Tenant waives and releases its right to make repairs at Landlord’s expense or to quit the Premises under Sections 1941, 1942(a) and 1932(1) of the California Civil Code or any similar law, ordinance or regulation which may now exist or hereafter be enacted or enforced which confers upon Tenant the right to make any repairs to the Premises of the type allocated to Landlord by this paragraph, whether or not for the account of Landlord, or to terminate this Lease because of Landlord’s failure to keep the Premises or the Shopping Center in good order, condition and repair.

8.2 Other Tenant Changes. If any alteration, addition, replacement or change to the Premises shall be required by law or the requirements of any insurance company (as a condition to the issuance or continuation of insurance coverage without increase in Premium) for any reason including (i) Tenant’s failure to maintain the Premises in the manner required hereby, (ii) Tenant’s use of the Premises, a change in the manner or mode of Tenant’s use of the Premises, or the location of partitions, trade fixtures, merchandise or other contents of the Premises, or (iii) any requirement of law or ordinance or other requirement of any government or other authority, then such alterations, additions, replacements or changes shall be promptly made and paid for solely by Tenant in accordance with Paragraph 8.1.

ARTICLE9
LIENS AND ENCUMBRANCES

Tenant covenants and agrees to keep the Premises, the Building and the Shopping Center, and Tenant’s leasehold interest therein, free from any mechanics’ liens or other encumbrances arising out of work or materials claimed to have been furnished to Tenant. Tenant shall discharge any and all of such liens and encumbrances, by payment, bond or otherwise, within ten (10) days after filing thereof, at the cost and expense of Tenant, and Tenant further agrees to defend, indemnify and hold harmless Landlord from and against any such liens or claims or actions thereon, together with costs of suit and attorneys’ fees incurred by Landlord in connection with any such claims or actions. If any such liens are filed, Landlord may, without waiving its rights and remedies based on such breach of Tenant and without releasing Tenant from any of its obligations, cause such liens to be released by any means it shall deem proper, including payment in satisfaction of the claims giving rise to such liens. Tenant shall reimburse Landlord, within ten (10) days after demand therefor, for any sum paid or incurred by Landlord to remove such liens.

ARTICLE 10
TAXES ON THE PREMISES AND TENANT'S PROPERTY

10.1 Personal Property Taxes. Tenant shall be liable for, and shall pay prior to delinquency, all taxes levied against Tenant’s Property (as that term is defined below) and any other personal property of whatsoever kind and to whomsoever belonging, located or installed in or about the Premises, commencing on the date Tenant’s Property or such other personal property is placed in or about the Premises. Upon demand by Landlord, Tenant shall furnish Landlord with evidence satisfactory to Landlord of payment thereof. The term “Tenant’s Property” shall mean all interior signs, trade fixtures, furniture and equipment and other movable items installed or placed on the Premises by or at the direction or with the consent of Tenant, regardless of ownership. If any taxes on Tenant’s Property or other personal property are levied against Landlord or Landlord’s property and if Landlord pays the same (which Landlord shall have the right to do regardless of the validity of such levy, but only under proper protest if requested in writing by Tenant), or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon Tenant’s Property or such other personal property, and if Landlord pays the taxes based upon such increased assessment (which Landlord shall have the right to do regardless of the validity thereof, but only under proper protest in writing if requested by Tenant), Tenant shall repay to Landlord, within ten (10) days after demand therefor, the taxes so paid by Landlord and any expenses incurred by Landlord in connection therewith, together with interest thereon at the Lease Rate (as defined in Paragraph 20.9) In any such event Tenant shall have the right, in the name of Landlord and with Landlord’s full cooperation, but at no cost to Landlord, to bring suit in any court of competent jurisdiction to recover the amount of any such taxes so paid under protest, and any amount so recovered shall belong to Tenant.

10.2 Real Property Taxes. Tenant shall pay the real property taxes, as defined below, applicable to the Premises and the Building and improvements thereon during the entire term of this Lease, including all Option Periods. All such payments shall be made prior to the delinquency date. Tenant shall promptly furnish Landlord with satisfactory evidence that such taxes have been paid. If any such taxes paid by Tenant cover any period of time after the expiration of the Term, Tenant’s share of such taxes shall be equitably prorated to cover only the period of time within the tax fiscal year during which this Lease shall be in effect, and Landlord shall reimburse Tenant to the extent required. If Tenant shall fail to pay any such taxes, Landlord shall have the right to pay the same, in which case Tenant shall repay such amount to Landlord with Tenant’s monthly installment of Fixed Rent together with interest on such amounts at the Lease Rate (as defined in Paragraph 20.9). If the Premises are not separately assessed, Landlord shall pay all real property taxes on the Premises, and Tenant shall pay to Landlord, within thirty (30) days after written request therefor, the real property taxes imposed upon the Premises and the Building. In addition, Tenant shall pay to Landlord any payments required under any gross receipts, rental or excise tax on gross income derived by Landlord under this Lease, regardless of how designated, but excluding federal and state income taxes. As used herein, the term “real property taxes” includes any form of real estate tax or assessment, general or special, ordinary or extraordinary, and any license fee, commercial rental tax, improvement bond or bonds, and any other levee, tax or charge (other than inheritance, personal income or estate taxes) imposed on the Premises or the Building by any authority having the direct or indirect power to tax, including any city, state or federal government, or any school, agricultural, sanitary, hospital, fire, street, drainage or other improvement district thereof, as against any legal or equitable interest of Landlord in the Premises or in the real property of which the Premises are a part, as against Landlord’s right to rent or other income therefrom, or as against Landlord’s business of leasing the Premises. The term “real property taxes” shall also include any tax, fee, levee, assessment or charge, in substitution, partially or totally, of any tax, fee, levee, assessment or charge hereinabove included within the definition of “real property taxes”. The term “real property taxes” shall also include any and all assessments for services generally provided without charge to owners and/or occupants of real property prior to the adoption of Proposition 13 by the voters of the State of California in the June 1978 election. Without limiting the generality of the foregoing, Tenant shall be responsible for, and the term “real property taxes” shall include, any increase in real property taxes which is caused due to (i) any “change in ownership” of the Premises or any portion of the real property of which the Premises constitute a part (as defined in Section 60 et seq. of the California Revenue and Taxation Code, the regulations promulgated thereunder and any amendments or successor statutes or regulations thereto) or (ii) any construction or work of improvement in the Premises or the Shopping Center.

ARTICLE 11
MAINTENANCE AND REPAIR

11.1 Obligations of Landlord. Landlord shall keep in good order; condition and repair the structural portions, foundations, exterior walls, canopy, roof, downspouts and gutters of the Building (excluding all windows, doors, plate glass and storefronts, and except for damage caused by any act, negligence or omission of Tenant or its employees, agents, invitees, licensees, contractors or subtenants, damage or destruction caused by any casualty not required to be repaired under Article 17 and any condemnation or taking of the Premises or the Shopping Center governed by Article 18). Such maintenance and repair of the structural portions and foundations of the Building and the structural members of the roof of the Building shall be at Landlord’s sole cost and expense; all other maintenance and repair described above (including maintenance, repair and replacement of all portions of the roof of the Building other than the structural members) shall be included in Common Area Operating Costs and paid by Tenant pursuant to Article 5. Landlord shall have no obligation to make any repairs or replacements hereunder until the expiration often (10) days following written notice from Tenant to Landlord of the need therefor. Tenant waives any right now or hereafter granted by law to make any repairs under this Paragraph 11.1 upon Landlord’s failure to do so hereunder or otherwise. Landlord shall give Tenant at least 48 hours prior verbal notice before entering the Building to perform Landlord’s obligations hereunder. Tenant shall provide Landlord with an emergency contact number for Landlord’s use when 48 hours notice is not possible due to emergency circumstances.

11.2 Tenant’s Obligation to Maintain and Repair Premises. Except for those portions of the Premises and the Building for which Landlord is responsible under Paragraph 11.1, Tenant, at Tenant’s sole cost and expense, shall at all times keep all portions of the Premises in good order, condition and repair (including replacements, as and when necessary), including, without limitation, all plate glass, show cases, storefront parts and moldings, doors, door jams, door closers, door hardware, fixtures, equipment and appurtenances thereof, floors, partitions, all electrical, lighting, heating, plumbing and sprinkler systems, fixtures and equipment, and HVAC. Tenant shall also be responsible for the repair of any and all damage caused to the Building or any other portion of the Shopping Center by any act, neglect or omission of Tenant or its employees, agents, invitees, licensees, contractors or subtenants; the repair of any such damage shall be made by Tenant, at Tenant’s cost and expense, within thirty (30) days of demand by Landlord. If Tenant fails to make such repairs or commence such repairs and diligently pursue such repairs to completion during the thirty (30) day notice period, then Landlord shall make such repairs at Tenant’s cost and expense, and Tenant shall reimburse to Landlord all such costs and expenses, together with a management and administration fee of fifteen percent (15%) of the amount thereof, within ten (10) days after submission by Landlord to Tenant of a statement of the amount thereof. At Tenant’s expense, Tenant shall maintain in force a service and preventive maintenance contract with an authorized HVAC service company covering all heating, ventilation and air conditioning equipment serving the Premises, and shall provide Landlord with a copy thereof prior to commencement of the Term.

ARTICLE 12
ENTRY AND INSPECTION

Tenant shall permit Landlord, its employees, partners, directors, officers, representatives, agents and affiliates, at all reasonable times during normal business hours and at any time in case of emergency: (i) to enter into and upon the Premises for the purpose of inspecting the same, or for the purpose of protecting the interest therein of Landlord, or to post notices of nonresponsibiliry; and (ii) to take all required materials and equipment into the Premises, and perform all required work therein, including the erection of scaffolding, props or other mechanical devices, for the purpose of making alterations, repairs or additions to the Premises or to any portion of the Common Areas, or for maintaining any service provided by Landlord to Tenant hereunder, without any payment, rebate or abatement of Rent to Tenant (although Landlord is under no obligation to make such alterations, repairs or additions to the Premises or to maintain or provide any services to the Premises, except to the extent expressly provided elsewhere in this Lease), provided, that Landlord shall not unreasonably interfere with Tenant’s operation of its business on the Premises. Landlord shall give Tenant at least 48 hours prior verbal notice before entering the Building to perform Landlord’s obligations hereunder. Tenant shall provide Landlord with an emergency contact number for Landlord’s use when 48 hours notice is not possible due to emergency circumstances. Tenant shall also permit Landlord and its employees, partners, directors, officers, representatives, agents and affiliates, upon request, to enter and/or pass through the Premises or any part thereof, at reasonable times during normal business hours, to show the Premises to prospective purchasers, mortgagees, tenants or master or ground lessors of the Shopping Center or any portion thereof. Landlord and its employees, partners, directors, officers, representatives, agents and affiliates shall have no liability to Tenant for any disturbance to Tenant (and Tenant shall have no right to abate Rent) as a consequence of Landlord’s exercise of its rights hereunder. Tenant shall permit all tenants and occupants of the Shopping Center from time to time have signage on the Pylon Sign to enter the Premises for the purpose of installing, removing, maintaining or repairing such Pylon Sign, and Tenant shall not be entitled to any rebate or abatement of Rent in connection with such entry, and Landlord shall use its commercially reasonable effort to cause such tenants and occupants not to unreasonably interfere with Tenant’s operation of its business on the Premises.

ARTICLE 13
WAIVER AND INDEMNIFICATION

13.1 Waiver. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to Tenant’s Property or injury to Tenant’s employees, agents, visitors, invitees and licensees anywhere in the Shopping Center, including the Premises, and Tenant hereby waives all claims in respect thereof from any cause whatsoever against Landlord, its agents or employees, except claims for personal injury or property damage not covered by the insurance required to be carried by Tenant pursuant to Paragraph 14.1 (and only to the extent covered by the liability insurance carried by Landlord pursuant to Paragraph 14.3) which are caused by the failure of Landlord to observe any of the terms and conditions of this Lease (and such failure persists for an unreasonable period of time after written notice of such failure) or which arise from any negligence or intentional misconduct of Landlord, or of its agents or employees. Landlord shall not be liable to Tenant for any unauthorized or criminal entry of third parties into the Premises or the Shopping Center, or for any damage to persons or property, or loss of property in or about the Premises or the Shopping Center, the parking lot and the approaches, loading docks, entrances, streets, sidewalks or corridors thereto, by or from any unauthorized or criminal acts of third parties, regardless of any breakdown, malfunction or insufficiency of any security measures, practices or equipment that may be provided by Landlord. Tenant shall immediately notify Landlord in writing of any breakdown or malfunction of any security measures, practices or equipment provided by Landlord as to which Tenant has or should have knowledge. Landlord shall not be liable to Tenant for interference with light or incorporeal hereditaments or for damage therefrom to Tenant or Tenant’s property from any cause. Tenant hereby agrees that in no event shall Landlord be liable for consequential damages, including injury to Tenant’s business or any loss of income therefrom, nor shall Landlord be liable to Tenant for any damages caused by the act or neglect of any other tenant or their invitees in the Shopping Center.

13.2 Indemnification. Throughout the Term of this Lease, Tenant hereby agrees to indemnify, defend, protect and hold Landlord harmless against and from any and all claims for damages or injury occurring on the Premises, or in connection with the conduct of its business on the Premises, or from any activity, work or other thing permitted or suffered by Tenant on the Premises, and shall further indemnify, defend, protect and hold Landlord harmless against and from any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or arising from any act, neglect, fault or omission of Tenant, or of its agents, employees, visitors, invitees and licensees occurring on the Premises or any part or portion of the Shopping Center, and from and against all costs, attorneys’ fees, expenses and liabilities incurred in connection with any such claims or any actions or proceedings brought thereon; and in case any action or proceeding be brought against Landlord by reason of such claim, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord. Tenant agrees to advance to Landlord the costs of Landlord’s defense of any matter subject to or reasonably believed by Landlord to be subject to Tenant’s indemnity obligations hereunder, upon Landlord’s undertaking to repay such advances with interest at the Lease Rate in the event it is ultimately determined by appropriate judicial proceedings that such matter was not within Tenant’s indemnity obligations hereunder. The provisions of this paragraph shall survive the expiration or sooner termination of this Lease.

ARTICLE 14
INSURANCE

14.1 Insurance to be Provided by Tenant. At its sole cost and expense, Tenant shall maintain in full force and effect during the Term the following policies of insurance:

(a)

Comprehensive General Liability Insurance or Commercial General Liability Insurance, insuring against liability for bodily injury or death to persons, property damage and personal injury, covering the Premises and the business of Tenant, with a comprehensive single limit of liability not less than $5,000,000.00, such coverage to be in a commercial general liability form with at least the following endorsements: (i) deleting any employee exclusion on personal injury coverage; (ii) including coverage for injuries to or caused by employees; (iii) providing for blanket contractual liability coverage (including Tenant’s indemnity obligations contained in this Lease), broad form property damage coverage and products completed operations, owner’s protective and personal injury coverage; (iv) providing for coverage of employers automobile non-ownership liability; and (v) if required by Landlord, providing liquor liability coverage. All such insurance: (1) shall be primary and non-contributory; (2) shall provide for severability of interests; (3) shall provide that an act or omission of one of the named insureds shall not reduce or avoid coverage to the other named insureds; and (4) shall afford coverage for all claims based on acts, omissions, injury or damage which occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period. If, in the opinion of Landlord’s insurance advisor, the amount or scope of such coverage is deemed inadequate at any time during the Term, Tenant shall increase such coverage to such reasonable amounts or scope as Landlord’s advisor deems adequate.

(b)	Plate glass insurance, sufficient to pay for the replacement of, and any or all damage to, exterior plate glass and storefront supports in the Premises.

(c)

Fire insurance, with standard extended coverage, sprinkler leakage, vandalism and malicious mischief endorsements on all of Tenant’s fixtures and equipment in the Premises, in an amount not less than one hundred percent (100%) of their full insurable value, the proceeds of which shall, so long as this Lease is in effect, be used for the repair or replacement of the fixtures and equipment so insured.

(d)

Workers’ Compensation Insurance in the manner and to the extent required by applicable law and with limits of liability not less than the minimum required under applicable law, covering all employees of Tenant having any duties or responsibilities in or about the Premises.

14.2. Landlord’s Insurance. Landlord shall during the Term maintain in full force and effect a policy or policies of fire and extended coverage insurance covering the Building and the Common Area on the Premises, with earthquake and/or flood coverage if required by Landlord, and such other insurance in such amounts and covering such other liability or hazards as deemed appropriate by Landlord. The amount and scope of coverage of Landlord’s insurance hereunder shall be determined by Landlord from time to time in its sole discretion and shall be subject to such deductible amounts as Landlord may elect. Landlord shall have the right to reduce or terminate any insurance or coverage called for by this Paragraph 14.2 to the extent that any such coverage is not reasonably available in the commercial insurance industry from recognized carriers or not available at a cost which is in Landlord’s judgment economic or feasible under the circumstances. The cost of all insurance maintained by Landlord hereunder, or otherwise on all or any portion of the Shopping Center, shall be included in Common Area Operating Costs. All insurance proceeds payable under Landlord’s casualty insurance carried hereunder shall be payable solely to Landlord, and Tenant shall have no interest therein.

14.3. Policy Requirements. All insurance policies required to be carried under this Lease shall be issued by financially sound qualified insurers, licensed to do business in the State in which the Shopping Center is located. All Tenant’s insurance (other than Workers’ Compensation) shall name Landlord, and such other persons or entities as Landlord may from time to time designate, as additional insureds. Tenant’s Workers’ Compensation Insurance shall contain an employer’s contingent liability endorsement. Tenant shall deliver to Landlord certificates of all insurance required to be carried by Tenant hereunder, showing that such policies are in full force and effect in accordance with this Article 14. Tenant shall obtain written undertakings from each insurer under policies maintained by Tenant hereunder to notify Landlord, and any other additional insured thereunder, at least thirty (30) days prior to cancellation, amendment or reduction in coverage under any such policy.

14.4. Blanket Coverage. Any policy required to be maintained hereunder by either party may be maintained under a so-called “blanket policy”, insuring other parties and other locations, so long as the amount of insurance required to be provided hereunder is not thereby diminished.

14.5 Waiver of Subrogation. Each policy of property insurance which either party obtains in connection with the Premises shall include a clause or endorsement denying the insurer any rights of subrogation against the other party to the extent rights have been waived by the insured prior to the occurrence of injury or loss. Landlord and Tenant hereby waive any rights against the other for injury or loss due to hazards covered by insurance required to be carried by this Lease, or actually carried, whether or not containing such a waiver of subrogation clause or endorsement, to the extent of the loss covered thereby, or if either party does not, for any reason, have valid enforceable insurance, then, this waiver shall apply to the extent of all property insurance which was required to be carried hereunder.

ARTICLE 15
ASSIGNMENT AND SUBLETTING

15.1 General Limitations. Except as expressly provided in Paragraphs 15.3 and 15.4, without Landlord’s written consent first had and obtained, which consent Landlord shall not unreasonably withhold, Tenant shall not, either voluntarily or by operation of law, assign, mortgage, hypothecate or encumber this Lease, or any interest in this Lease, permit the use of the Premises by any person or persons, franchises, affiliated companies, licensees or concessionaires, other than Tenant, or sublet the Premises or any part of the Premises. Any transfer of this Lease from Tenant by merger, reorganization, liquidation, or the sale, conveyance, transfer by bequest or inheritance, or other transfer of a controlling interest in Tenant (whether by transfer of stock, partnership interest or otherwise) shall constitute an assignment for the purposes of this Lease. Notwithstanding the foregoing, if Tenant is a corporation whose stock is regularly traded on a national stock exchange,- or is regularly traded in the over-the-counter market and quoted on NASDAQ, the transfer of stock, regardless of quantity, shall not constitute an assignment for the purposes of this Lease. A consent to one assignment, subletting, occupation or use shall not constitute a waiver of the necessity of such consent to a subsequent assignment or subletting, whether by Tenant or any subsequent assignee or subtenant, an shall not be deemed a release of Tenant from liability for the full performance of all the terms, conditions and covenants of this Lease on Tenant’s part to be performed, whether occurring before or after such consent, assignment or subletting. Tenant shall reimburse Landlord its actual costs and expenses for attorneys’ fees incurred in connection with any proposed sublease or assignment.

15.2 No Unreasonable “Withholding of Consent. In determining whether or not to consent to the proposed assignment or subleasing, Landlord may consider, among other factors, whether the proposed sublessee or assignee will use the Premises for any use other than the use set forth in Paragraph 7.1. the experience of the proposed sublessee or assignee in operating a business for the use set forth in Paragraph 7.1, and whether the proposed sublessee or assignee has a net worth that is adequate in the circumstances and, in any event, not less than that of Tenant. If Tenant assigns or subleases all or any portion of the Premises on a basis such that the value of the consideration to be received by Tenant will exceed the Rent or prorated portion thereof, as the case may be, for such space reserved in this Lease, then Tenant shall pay to Landlord, upon Tenant’s receipt thereof, fifty percent (50%) of the excess of the Rent and all other consideration paid in connection with or pursuant to the assignment or sublease, over the rental then due as reserved in this Lease applicable to the assigned or subleased space. The acceptance of Rent by Landlord from any other person shall not be construed as a waiver by Landlord of any provision of this Lease, or as a waiver of the requirement of Landlord’s consent to any assignment, subletting or other transfer, or to be a release of Tenant from any obligation under this Lease. Each assignee or subtenant shall jointly assume all obligations of the Tenant under this Lease, and shall be and remain liable jointly and severally with Tenant for the payment of Rent, and for the due performance of all the terms, covenants and conditions and agreements herein contained on Tenant’s part to be performed during the Term; provided, however, that a subtenant shall be liable to Landlord for Rent only in the amount set forth in the sublease. Whether or not Landlord’s consent is required, no assignment shall be binding on Landlord unless such assignee or sublessee shall deliver to Landlord a counterpart of such assignment or sublease (and any related collateral agreements) and an instrument in recordable form which contains a covenant of assumption by the assignee or sublessee satisfactory in substance and form to Landlord, consistent with the above requirements. The failure or refusal of the assignee or sublessee to execute such an instrument of assumption shall not waiver release or discharge the assignee or sublessee from its liability.

15.3 Reorganizations and Mergers. Notwithstanding Section 15.1 to the contrary, Tenant shall be entitled to assign and transfer this Lease without Landlord’s prior consent to the surviving corporation in the event of a merger, reorganization or sale of assets reorganization to which Tenant shall be a party; provided, however, that such subsidiary, affiliated firm or surviving corporation shall conduct the same business from the Premises under the same trade name, shall in writing expressly assume all of the provisions, covenants and conditions of this Lease on the part of Tenant to be kept and performed, shall have a financial net worth no less than the financial net worm of Tenant as of the date hereof, adjusted for any increases in the Consumer Price Index — All Urban Consumers (San Francisco-Oakland-San Jose Area; Base: 1984 = 100) since the date hereof, and further provided (unless Tenant shall thereafter cease to exist) that no such assignment or transfer shall act as a release of Tenant from any of the provisions, covenants and conditions of this Lease on the part of Tenant to be kept and performed. In no event shall the Fixed Rent after such assignment or subletting be less than the Fixed Rent due prior, to the effective date of the assignment or sublease.

15.4 Effect of Violation. Any assignment, mortgage, pledge, hypothecation, encumbrance, subletting or license of this Lease, the leasehold estate hereby created, or the Premises or any portion thereof, either voluntarily or involuntarily, whether by operation of law or otherwise, or any other action by Tenant in violation of the restrictions set forth in this Article 15, without the prior written consent of Landlord first had and obtained therefor, shall be null and void and shall, at the option of Landlord, constitute a material default under this Lease.

ARTICLE 16
TRANSFER OF LANDLORD'S INTEREST

In the event of any transfer or transfers of Landlord’s interest in the Premises, other than a transfer for security purposes only, the transferor shall automatically be relieved of any and all obligations and liabilities on the part of the Landlord accruing from and after the date of such transfer.

ARTICLE 17
DAMAGE OR DESTRUCTION

17.1 Landlord to Rebuild!’ If the Premises are damaged or destroyed by fire or other casualty insured under Landlord’s casualty insurance carried under Paragraph 14.3. then Landlord shall repair the damaged or destroyed portions of the Premises, using reasonable diligence, unless Landlord elects not to repair as hereinafter provided. If such damage or destruction substantially interferes with the conduct of Tenant’s business in the Premises, then a just part of the Fixed Rent shall be abated, to the extent of such interference reasonably attributable to such damage or destruction, until substantial completion of such repairs. Fixed Rent shall abate in its entirety if the Building is so severely damaged that Tenant cannot, in Landlord’s and Tenant’s reasonable judgment, continue to operate its business in the Premises.

17.2 Landlord’s Options to Terminate. If (A) fifty percent (50%) or more of the Gross Leasable Area of the Building is damaged or destroyed by fire or other casualty insured under Landlord’s casualty insurance carried under Paragraph 14.2 (notwithstanding that the Premises may sustain no material damage), or (B) the Building is damaged or destroyed by casualty so insured and the cost of repair or replacement equals or exceeds thirty-three percent (33%) of the actual replacement cost thereof, or (C) the Premises, the Building and/or the Shopping Center, or’any portion thereof, are damaged or destroyed in whole or in part from any cause or casualty, and Landlord does not actually receive insurance proceeds sufficient to fund the cost of repair and restoration, then, in any such event, Landlord may elect, in its sole discretion, to (1) repair or rebuild the damaged or destroyed portion of the Premises, Building or Shopping Center or (2) terminate this Lease by giving written notice of such termination to Tenant. Landlord shall make its election within thirty (30) days after any such damage or destruction. If Landlord elects to repair or rebuild, then it shall proceed with reasonable diligence to make such repairs or rebuilding. Unless Landlord elects to terminate this Lease hereunder, any damage or destruction to the Premises, the Building and/or the Shopping Center shall have no effect on this Lease and this Lease shall remain in full force and effect, the parties waiving the provisions of any statute or law to the contrary.

17.3 Extent of Landlord’s Repair and Rebuilding Obligations. If Landlord elects to repair and rebuild hereunder, then its obligation for such repair and rebuilding shall be limited to a scope of work not exceeding the original scope of work for the portions of the Shopping Center repaired and reconstructed hereunder and Landlord’s Work as set forth in Exhibit “C”. Landlord shall have reasonable control over all design and construction decisions with respect to such repair and rebuilding; provided, however, that Landlord shall seek input from Tenant regarding such repair and rebuilding and shall incorporate Tenant’s reasonable input into such design and construction decisions. All costs and expenses for such repair and rebuilding shall be borne by Landlord. If Landlord elects to repair and rebuild hereunder, then Tenant shall forthwith replace or repair all of Tenant’s signs, trade fixtures, equipment display cases and all other installations made or installed by Tenant under this Lease, regardless of whether paid for by Landlord or Tenant. Tenant shall prosecute its work of repair and reconstruction hereunder with all due diligence and shall reopen for business in the Premises at the earliest possible time after the event of damage or destruction, so that Landlord will be deprived of the benefits of Tenant’s business operations in the Premises for as short a time as possible.

17.4 Tenant Waivers. Tenant hereby waives any right at law or in equity which it might have to terminate this Lease on account of any damage or destruction to the Premises, the Building and/or the Shopping Center, including all rights under California Civil Code Sections 1932(2) and 1933(4), and any similar or successor statutes. In the event of any such damage or destruction, the rights, duties and obligations of the parties shall be governed solely by the applicable provisions of this Lease with respect thereto.

ARTICLE 18
EMINENT DOMAIN

18.1 Entire or Substantial Taking. If the Premises or the Shopping Center, or any portion of or interest in either, is taken for any public or quasi-public use under any statute or by right of eminent domain, or by purchase in lieu thereof, so that in Landlord’s judgment a reasonable amount of reconstruction of the Premises and/or Shopping Center will not result in the Premises being reasonably suited for Tenant’s continued occupancy for the uses and purposes for which the Premises are leased, then this Lease shall terminate as of the date that possession of the Premises or Shopping Center, or part thereof, or interest therein is taken.

18.2 Partial Taking. If any part of or interest in the Premises or the Shopping Center is so taken and the remaining part thereof or interest therein is, in Landlord’s judgment, after reconstruction of the remaining Premises or Shopping Center, reasonably suitable for Tenant’s continued occupancy for the purposes and uses for which the Premises are leased, then this Lease shall, as to the part of the Premises so taken, terminate as of the date possession of such part is taken, and the Fixed Rent then in effect shall be reduced in the proportion that the Gross Leasable Area of the part taken (less any additions thereto by reason of any reconstruction) bears to the original Gross Leasable Area of the Premises. Landlord shall, at its own cost and expense, make necessary repairs or alterations to the remaining Premises and/or Shopping Center Common Area owned by Landlord, so as to constitute the remaining Premises (or the Building) a complete architectural unit, provided that (A) the cost of such work does not exceed the amount of the award available to Landlord as a result of the taking, and (B) the scope of such work shall not exceed that done by Landlord in originally constructing the Building and/or the Premises. A just part of the Fixed Rent shall be abated during such restoration to the “extent that such restoration substantially interferes with the conduct of Tenant’s business in the Premises.

18.3 Disposition of Award. All compensation or damages awarded or paid for any taking hereunder shall belong to and be the property of Landlord, whether such compensation or damages are awarded or paid as compensation for diminution in value of the leasehold, the fee or otherwise, except that Landlord shall not be entitled to any award made to Tenant for loss of business or the unamortized cost of Tenant’s stock, trade fixtures or leasehold improvements paid by Tenant. Tenant waives all right to any portion of the award belonging to Landlord hereunder, and grants to Landlord all of Tenant’s rights therein. 18.4 Further Assurance. Each party shall execute and deliver to the other all documents or instruments that may be necessary or appropriate to effectuate the provisions hereof.

18.5 Tenant Waivers. Tenant hereby waives any right at law or in equity which it might have to terminate this Lease on account of any taking by condemnation or power of eminent domain affecting the Premises, the Building and/or the Shopping Center, including all rights under California Code of Civil Procedure Sections 1265.120 and 1265.130, and any similar or successor statues. In the event of such a taking, the rights, duties and obligations of the parties shall be governed solely by the applicable provisions of this Lease with respect thereto.

ARTICLE 19
SIGNS AND AUCTIONS

19.1 Signage. Tenant shall not place or allow to be placed on the exterior of the Building or any other improvement on the Premises or any exterior door or wall or the exterior or interior of any window of the Building or any other improvement on the Premises or any sign, awning, canopy, marquee, advertising matter, decoration, lettering or other thing of any kind without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Any exterior signage shall be installed, maintained and repaired at Tenant’s sole cost and expense. All exterior signage shall comply with all rules, regulations, ordinances and requirements of any and all governmental agencies having jurisdiction thereof and the terms and provisions of the REA. Except as otherwise herein provided, Tenant shall have the right, at its sole cost and expense, to erect and maintain within the interior of the Building all signs and advertising matter customary or appropriate in the conduct of Tenant’s business. Tenant shall at all times during the Term, at its sole cost and expense, keep its window displays, signs and advertising devices adequately illuminated continuously during such days and hours as Tenant is required to be open for business herein and during such additional hours as Landlord may request, from time to time. Upon the expiration or earlier termination of this Lease, all signage affixed to the exterior of the Building shall be removed, at Tenant’s expense, upon surrender of the Premises, and Tenant shall repair at Tenant’s cost any damage occasioned by such removal.

19.2 Auction or Sale. Tenant shall not conduct or permit to be conducted any sale by auction in, upon or about the Premises or the Common Areas, whether said auction be voluntary, involuntary or pursuant to any assignment for the benefit of creditors, or pursuant to any bankruptcy or other insolvency proceeding.

ARTICLE 20
DEFAULTS AND REMEDIES

20.1 Default Defined. The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant:

(a)	The failure by Tenant to pay any Rent or make any other payment required to be made by Tenant hereunder within five (5) days of the date when due;

(b)	The abandonment (which is deemed to include absence from the Premises for more than ten (10) days while in default of any material provision of this Lease);

(c)	Tenant’s failure to adequately bond or cause to be released any mechanics’ liens filed against the Premises within ten (10) days after the date same shall have been filed; or

(d)

The failure by Tenant to observe or perform any other provision of this Lease to be observed or performed by Tenant, other than those described in subparagraphs (a), (b) and (c) above, where such failure continues for thirty (30) days after written notice thereof by Landlord to Tenant; provided, however, that if the nature of such default is such that it cannot reasonably be cured within such 30-day period, Tenant shall not be deemed to. be in default if Tenant shall commence such cure within such period and thereafter diligently prosecute the same to completion. Such 30-day notice shall be in lieu of and not in addition to any notice required under Section 1161 of the California Code of Civil Procedure.

20.2 Remedies; Termination. In the event of any default by Tenant as set forth in Paragraph 20.1, then, in addition to any other remedies available to Landlord at law, in equity or elsewhere under this Lease, all of which rights and remedies shall be cumulative, with the exercise of one or more rights or remedies not to impair Landlord’s right to exercise any other right or remedy (and which may be exercised with or without legal process as then may be provided or permitted by the laws of the state in which the Premises are located), Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving Tenant written notice of such election to terminate. If Landlord shall elect so to terminate this Lease, then Landlord may recover from Tenant:

(a)	The worth at the time of award of any unpaid Rent and other charges which had been earned at the time of such termination; plus

(b)

The worth at the time of award of the amount by which the unpaid Rent and other charges which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus

(c)

The worth at the time of award of the amount by which the unpaid Rent and other charges for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could reasonably be avoided; plus

d)

Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom, including attorneys’ fees and costs; and

(e)	At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

As used in subparagraphs (a) and (b) above, the “worth at the time of award” is computed by allowing interest at the Least Rate (as defined in Paragraph 20.91 As used in subparagraph (c) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). The amount recoverable by Landlord pursuant to subparagraph (d) above shall include, but is not limited to, any costs or expenses incurred by Landlord in maintaining or preserving the Premises after such default, preparing the Premises for reletting to a new tenant, accomplishing any repairs or alterations to the Premises for the purpose of such reletting, repairing any damage thereto occasioned by the act or omission of Tenant, and any other costs reasonably necessary or appropriate to relet the Premises.

20.3 Remedies; Re-entry. In the event of any such default by Tenant and termination of this Lease by Landlord, upon thirty (30) days written notice to Tenant, Landlord shall also have the right to re-enter the Premises and remove all persons and property from the Premises as provided in Paragraph 21.3. Tenant hereby waives all claims for damages that may be caused by Landlord’s reentering and taking possession of the Premises or removing and storing the property of Tenant as provided in Paragraph 21.3.

20.4 Remedies; Non-termination and Collection of Rent. If Landlord elects not to terminate this Lease as provided in Paragraph 20.2. this Lease shall continue in full force and effect In that event, Landlord may enforce all of its rights and remedies hereunder and at law, including the remedies described in California Civil Code Section 1951.4 and the right to recover Rent and other charges as they come due. However, Tenant shall continue to have, the right to possession of the Premises, and Tenant shall have the right to sublet the same with Landlord’s written consent which consent (for the purposes of this Paragraph 20.4) shall not unreasonably be withheld. If Tenant abandons the Premises, no re-entry or taking possession of the Premises by Landlord shall be construed as an election to terminate this Lease, nor shall it cause a forfeiture of Rent or other charges remaining to be paid during the balance of the term herein, unless a written notice of such intention to terminate be given to Tenant by Landlord.

20.5 No Effect on Indemnification Obligation. Nothing in this Article 20 shall be deemed to affect or waive Landlord’s rights to indemnification for liability or liabilities arising prior to termination of this Lease for personal injury or property damage under Paragraph 13.2 or any other indemnification provision contained in this Lease.

20.6 Landlord’s Default. Landlord shall not be deemed in default hereunder unless Tenant shall have given Landlord written notice of such default specifying such default with particularity and Landlord shall thereupon have thirty (30) days in which to cure any default unless such default cannot reasonably be cured within such period, in which case Landlord shall not be in default if it commences to cure the default within the 30-day period and diligently pursues the completion of same. In the event of any default, Tenant agrees that its exclusive remedy shall be an action for damages, and shall not include a right to terminate this Lease.

20.7 Limitation on Recourse. If Landlord is in default of this Lease and, as a consequence, Tenant recovers a money judgment against Landlord, the judgment shall be satisfied only out of the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Premises and out of rent or other income from the Premises receivable by Landlord, or out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title and interest in the Premises and from no other assets or property of Landlord.

20.8 Notice to Mortgagees and Others. Should Landlord fail to observe or perform any of the covenants or conditions contained in this Lease, before taking any action asserting the right to terminate this Lease (whether or not Tenant actually has such a right under this Lease), Tenant shall give written notice to all ground lessors, mortgagees and/or beneficiaries of deeds of trust (collectively, “lenders”) under instruments recorded against the Premises, setting forth the nature of Landlord’s default. Such lenders shall have a reasonable period of time to cure the default and perform any act which may be necessary to prevent the forfeiture of this Lease. All payments made, and all acts performed by such lenders in order to cure, shall be effected to prevent a forfeiture of the rights of Landlord under this Lease and a termination of this Lease, as if the payments and acts were performed by Landlord instead of by the lenders. If the lenders cannot reasonably take the action required to cure Landlord’s default without terminating or foreclosing Landlord’s interest and acquiring possession of the Premises, the time within which the default must be cured to avoid a termination or forfeiture of the Lease shall be extended to include the period of time reasonably required for such lenders to obtain possession and to effect a cure with due diligence, provided such lenders give Tenant a written undertaking to cure the default. In the absence of the lenders’ express written consent, such an undertaking by the lenders shall not be considered an assumption by the lenders of Landlord’s other obligations under the Lease, and Landlord shall’remain solely liable for the performance of all terms, covenants and conditions of the Lease both prior and subsequent to the lenders’ exercise of any right to cure or related remedy. A lender’s exercise of any right to cure or related remedy shall not in any way constitute a cure or waiver of a breach or default under a ground lease, note, mortgage, deed of trust or any other instrument given as security.

20.9 Remedies; Interest and Late Charges. Any payment not made when due shall bear interest at a rate (the “Lease Rate”) equal to ten percent (10%) per annum, or the maximum amount allowed by law, whichever is less. Any payment of Rent not paid when due shall be subject to a late charge of Two Hundred Fifty Dollars ($250) or five percent (5%) of the Rent then due and payable, whichever is greater, to reimburse Landlord for its administrative costs and expenses in notating and processing such late payment. Such late charge will not limit Landlord’s right to recover its actual costs’ of collection or the exercise of its remedies under this Lease, at law or in equity, in the event of a default.

ARTICLE 21
SURRENDER OF PREMISES; REMOVAL OF PROPERTY

21.1 Condition Upon Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises, the Building(s) and all improvements located thereon to Landlord in broom-clean condition, free of all refuse, trash and garbage, and in as good order and condition as the same were in at the Commencement Date or as the same thereafter may have been improved by Landlord or Tenant, reasonable wear and tear excepted. Tenant shall fully repair all damage to the Premises resulting from removal of Tenant’s property. In the event of termination prior to the expiration of the term hereof, Tenant shall remove Tenant’s property from the Premises in the manner aforesaid within fifteen (15) days after receipt of written direction to do so from Landlord. If Tenant shall fail to remove any of Tenant’s property as provided herein, Landlord may, but is not obligated, at Tenant’s expense, to remove all of Tenant’s property as provided in Paragraph 21.2.

21.2 Removal of Property Upon Re-entry. Whenever Landlord shall re-enter the Premises as provided in this Lease, any Tenant’s property and any other personal property of Tenant (or any person claiming through or under Tenant) not removed by Tenant (or such person claiming through or under Tenant) upon the expiration of the term of this Lease (or within 48 hours after a termination by-reason of Tenant’s default) shall be considered abandoned. Landlord shall give Tenant whatever notice may legally be required of its right to reclaim any abandoned property (currently, California Civil Code Section 1980, et seq.) and, thereafter, Landlord may remove any or all of such items and dispose of the same in any manner or store the same in a public warehouse or elsewhere for the account and at the expense and risk of Tenant. If Tenant shall fail to pay the cost of storing any such property after it has been stored for a period of ninety (90) days or more, then Landlord may sell any or all of such property at public or private sale, in such manner and at such times and places as Landlord, in its sole discretion, may deem proper, without notice to or demand upon Tenant, for the payment of all or any part of such charges or the removal of any such property, and shall apply the proceeds of such sale: first, to the cost and expenses of such sale, including attorneys’ fees and costs actually incurred; second, to the payment of the cost or charges for storing any such property; third, to the payment of any such sums of money which may then or thereafter be due to Landlord from Tenant under any of the terms hereof plus interest at the Lease Rate; and fourth, the balance, if any, to Tenant.

ARTICLE 22
ATTORNEYS’ FEES

22.1 Litigation Between the Parties. In the event suit is brought to enforce or interpret any part of this Lease, the prevailing party shall be entitled to recover (as element of its costs of suit, and not as damages) reasonable attorneys’ fees and costs incurred therein, and in any appeal in connection therewith, to be fixed by the court. The* “prevailing .party” shall be entitled to recover its costs of suit (whether or not allowable under California Code of Civil Procedure Section 1033.5), whether or not the suit proceeds to final judgment. No sum for attorneys’ fees and costs shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to recover its costs or attorneys’ fees and costs. The prevailing party shall further be entitled to recover all costs and fees incurred in connection with the enforcement of any judgment or order issued in connection with such litigation (including attorneys’ fees, marshall fees, garnishment, third party examination, levy fees and costs, bankruptcy-related fees and costs, and postjudgment motions), and this provision shall not merge with such judgment and shall survive the entry thereof Any judgment entered in such action shall contain a specific provision providing for the recovery of such fees and costs incurred in enforcing such judgment.

ARTICLE 23
WAIVER

The waiver by Landlord or Tenant of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition as to any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance or payment of Rent hereunder by Landlord or Tenant, as the case may be, shall not be deemed to be a waiver of any preceding breach by the other of any term, covenant or condition of this Lease (other than the failure of Tenant to pay the particular Rent so accepted) regardless of Landlord’s or Tenant’s knowledge of such preceding breach at the time of acceptance or payment of such Rent.

ARTICLE 24
HOLDING OVER

If Tenant holds over after the expiration of the term, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and not a renewal hereof or an extension for any further term, and in such case Rent shall be payable in an amount equal to twice the amount payable by Tenant during the last month of the term hereof pursuant to and at the times specified in Articles 4 and 5, and such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Nothing contained in this Article 24 shall be construed as a consent by Landlord to any holding over by Tenant, or as relieving Tenant from liability for any damages which such holding over may cause Landlord, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises” to Landlord as provided in Article 22 forthwith upon the expiration or other termination of the Term.

ARTICLE 25
SUBORDINATION AND ATTORNMENT

This Lease is subject and subordinate to all ground or master leases, mortgages and deeds of trust which now affect the Premises and the Shopping Center, and to all renewals, modifications, consolidations, replacements and extensions thereof. If the lessor under any such lease or the holder or holders of any such mortgage or deed of trust shall advise Landlord that they desire or require this Lease to be prior and superior thereto, upon written request of Landlord to Tenant, Tenant shall promptly execute, acknowledge and deliver any and all documents or instruments which Landlord or such lessor, holder or holders deem necessary or desirable for purposes thereof. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all ground or master leases, mortgages or deeds of trust which may hereafter be executed covering the Premises or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof. Within ten (10) business days after Landlord’s written request therefor, Tenant shall execute, acknowledge and deliver any and all documents or instruments requested by Landlord, or that are necessary or proper to assure the subordination of this Lease to any such mortgages, deeds of trust, or leasehold estates; provided, however, that the foregoing provisions with respect to such election of subordination by Landlord shall not be effective unless the owner or holder of any such mortgage or deed of trust, or the lessor under any such leasehold estate, shall execute with Tenant a nondisturbance agreement under which such owner, holder or lessor shall agree that, in the event of termination of such leasehold estate or upon the foreclosure of any such mortgage or deed of trust, Tenant’s quiet enjoyment of the Premises will not be disturbed so long as Tenant pays Rent and observes and performs all of the obligations under this Lease to be observed and performed by Tenant. Tenant’s failure to deliver such a document or instrument of subordination within such ten (10) business day period shall, at the option of Landlord, constitute a material breach or default under this Lease. Notwithstanding anything to the contrary set forth in this Article 25. Tenant hereby attorns and agrees to attorn to any Person purchasing or otherwise acquiring the or the Premises at any sale or other proceeding or pursuant to the exercise of any other rights, powers or remedies under such mortgages or deeds of trust, or ground or underlying leases, at their option, as if such Person had been named as Landlord herein, it being intended hereby that if this Lease is terminated or otherwise defeated by reason of any act or actions by the owner or holder of any such mortgage or deed of trust, or the lessor under any such leasehold estate, then, at the option of any such Person so purchasing or otherwise acquiring the Premises, this Lease shall continue in full force and effect.

ARTICLE 26
HEIRS AND ASSIGNS; TIME OF ESSENCE

Subject to the provisions of Article 15. this Lease is intended to and does bind and accrue to the benefit of the heirs, executors, administrators, successors and assigns of the parties hereto. Time is of the essence of this Lease.

ARTICLE 27
INTERPRETATION

27.1 Severability. If any term or provision of this Lease, the deletion of which would not adversely affect the receipt of any material benefit by either party hereunder, shall be held invalid or unenforceable to any extent, then the remainder of this Lease shall not be affected thereby and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

27.2 Integration. This Lease along with any exhibits and attachments or other documents affixed hereto or referred to herein constitutes the entire and exclusive agreement between Landlord and Tenant relative to the Premises. All prior or contemporaneous oral agreements and understandings relative to the leasing of the Premises are superseded by this Lease.

27.3 Amendment. This Lease may be altered, amended or revoked only by an instrument in writing signed by both Landlord and Tenant and making specific reference to this lease.

27.4 Section Headings and References. The headings included in this Lease are for convenience only, and shall not be used to interpret this Lease. References in this Lease to Articles, Paragraphs, sections and Exhibits shall refer to the Articles, Paragraphs, sections and Exhibits of this Lease.

27.5 Dependence of Covenants. All obligations of Landlord are dependent upon the timely performance, without breach, by Tenant of Tenant’s material obligations under this Lease.

27.6 Lease Draftsman. This Lease was negotiated between the parties and their respective counsel and professional advisors, and the parties agree that such provisions shall be interpreted without reference to the draftsman of the lease or any portion thereof, because this Lease is a product of all their efforts.

27.7 Landlord and Tenant. The words “Landlord” and “Tenant”, as used herein, include the plural as well as the singular, whenever appropriate. Words used in the neuter include the masculine and feminine and words in the masculine or feminine gender include the neuter, whenever appropriate. If more than one person executes this Lease as Tenant, (i) each of them is jointly and severally liable for the keeping, observing and performing of each and all of the obligations hereunder imposed upon Tenant and (ii) the act or notice. from, or notice or refund to, or the signature of, any one or more of them with respect to the tenancy or this Lease shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or so given or received such notice or refund or so signed.

27.8 Days, Months and Years. Unless otherwise specified, the terms “day(s)”, “month(s)” or “year(s)” when used herein, refer to calendar day(s), month(s) or year(s), as the case may be. Notwithstanding any provision of applicable law to the contrary, the term “business days” as used in this Lease shall not include Saturdays. 27.9 Term. The words “Term”, “lease term” or “term of this Lease”, when used herein, refer to the term of this Lease and any duly exercised extensions and renewals thereof.

27.10 Including. Use in this Lease of the words "including" or "such as", or words of similar import, when following any general term, statement or matter shall not be construed to limit such term, statement or matter to the specific items mentioned, whether or not language of non-limitation such as “without limitation” or “but not limited to”, or words of similar import, is used with reference thereto, but rather shall refer to all other items that could reasonably fall within the. broadest possible scope of such term, statement or matter.

ARTICLE 28
RIGHT OF LANDLORD TO PERFORM

All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of Rent. If Tenant shall fail to pay any sum of money, other than Rent, required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue beyond any applicable grace period set forth in Article 20, Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act. All sums so paid by Landlord and all necessary incidental costs, together with interest thereon at the Lease Rate from the date of such payment by Landlord until the date paid in full by Tenant, shall be payable to Landlord within ten (10) days of demand. Tenant shall pay any such sums and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the’event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment of Rent.

ARTICLE 29
NOTICES

Unless otherwise specified, all notices which Landlord or Tenant may be required or may desire to give to the other shall be in writing and shall be delivered by personal service, or by certified mail, return receipt requested, postage prepaid, or by overnight courier delivery service, in each case addressed to Landlord at the address for Landlord set forth in Article 1. and to Tenant at the address for Tenant set forth in Article 1 or, after the Rent Commencement Date, to Tenant at the Premises whether or not Tenant has departed from, abandoned or vacated the Premises, or addressed to such other address or addresses as either Landlord or Tenant may from time to time designate to the other in writing. Any such notice shall be deemed to have been given for purposes of this Lease on the date of delivery or, if mailed, on the third business day after the mailing thereof as hereinabove provided.

ARTICLE 30
QUIET ENJOYMENT

Landlord covenants and agrees that Tenant, upon paying the Rent and all other charges herein provided for and observing and keeping the covenants, agreements and conditions of this Lease on its part to be observed and kept, shall lawfully and quietly hold, occupy and enjoy the Premises during the Term without hindrance or molestation of anyone lawfully claiming by, through or under Landlord, subject, however, to the matters set forth in this Lease. Landlord shall not be liable for any acts of other tenants of the Shopping Center, their employees, invitees or customers or any other third party.

ARTICLE 31
ESTOPPEL CERTIFICATE

At any time and from time to time upon not less than ten (10) business days’ prior notice by Landlord, Tenant shall execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same are in full force and effect as modified and stating the modifications), the dates to which the Fixed Rent and other charges have been paid in advance, if any, stating whether or not to the best knowledge of the signer of any such certificate, Landlord is in default in performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which the signer may have knowledge, and setting forth such other information as Landlord may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser of the Premises or any interest of Landlord therein, or any prospective mortgagee thereof or any prospective assignee of any mortgagee thereof or any prospective master or ground lessor, If Tenant fails to return such estoppel certificate in accordance with the above, then the copy of the estoppel certificate as delivered to Tenant for execution shall be deemed to be correct and may be relied upon.

ARTICLE 32
BROKERS

Tenant hereby represents and warrants to Landlord that Tenant has had no dealings with any real estate broker, agent or finder in connection with this Lease other than as specified, in of Article 1. and knows of no real estate broker, agent or finder who is entitled to a commission or finder’s fee in connection with this Lease other than as specified in Article 1. Tenant shall indemnify, defend, protect and hold Landlord harmless from and against all losses, liabilities, damages, claims, causes of action and expenses (including attorneys’ fees) arising out of the falsity or Tenant’s breach of the foregoing representation and warranty.

ARTICLE 33
MERGER

The voluntary or other surrender of this Lease by Tenant to Landlord, or a mutual termination thereof, shall not work a merger, and shall at the option of Landlord operate as an assignment to it of any or all subleases or subtenancies affecting the Premises. Furthermore, no termination of any ground lease or master lease shall work a merger and shall, at the option of the ground lessor or master lessor, operate as an assignment of any subleases or subtenancies.

ARTICLE 34
LANDLORD RESERVATIONS

Landlord reserves the right from time to time in Landlord’s sole and absolute discretion:

(a) To make changes to the structure, location, size and configuration of the Common Areas, and to grant exclusive licenses and/or leases with respect to the use of and/or occupancy of any portions of the Common Areas; provided, however, in no event shall Landlord reduce the number of parking spaces on the Premises or make any changes to the Common Areas which would materially impact access to and from the Premises or visibility of the Premises without the prior written consent of Tenant;

(b) To close temporarily any of the Common Areas for maintenance purposes or to construct additional improvements in the Shopping Center (but not on the Premises) or to demolish existing improvements in the Shopping Center (but not on the Premises), so long as reasonable access to the Premises remains available in the Common Areas;

(c) To expand or contract the Shopping Center by adding buildings and improvements or demolishing buildings and improvements, even though such additions or deletions may vary the availability of parking spaces within the Common Areas;

(d) To use the Common Areas while engaged in making additional improvements, repairs or alterations to buildings in the Shopping Center, or any portion thereof;

(e) To establish, promulgate and enforce rules and regulations concerning the Common Areas for the proper and efficient management, operation, maintenance and use-thereof, or in order to comply with new or superseding governmental laws, rules or regulations. Such Rules and Regulations may be canceled, changed, modified and/or supplemented from time to time by Landlord. Upon dissemination of the same to Tenant, such Rules and Regulations shall be deemed fully incorporated herein, and a breach of the same by Tenant shall constitute a default hereunder. Landlord shall enforce the Rules and Regulations without discrimination and impartially among all tenants similarly affected. However, in the event of any disagreement or inconsistency between the Rules and Regulations and this Lease as interpreted without such incorporation, the Lease as so interpreted shall control.

ARTICLE 35
HAZARDOUS OR INFECTIOUS SUBSTANCES

35.1 Covenants of Tenant. .Tenant represents, warrants and covenants as follows:

(a) No Hazardous Substance (as defined below) may be brought upon, used, kept or stored in, on, about or under the Premises or anywhere else in the Shopping Center by Tenant, its agents, representatives, employees, contractors or invitees, without the prior written consent of Landlord (which consent Landlord shall not unreasonably withhold as long as Tenant demonstrates to Landlord’s satisfaction that such Hazardous Substance is necessary or useful to Tenant’s business and will be brought upon, used, kept and stored in a manner which complies with all Environmental, Health and Safety Requirements [as defined below] regulating such Hazardous Substance, and with the highest standards prevailing in the industry for such Hazardous Substance).

(b) If any Hazardous Substance is brought upon, used, kept or store in, on, about or under the Premises or the Shopping Center by Tenant, then Tenant shall do so in a manner which complies with all Environmental, Health and Safety Requirements regulating such Hazardous Substance and with the highest standards prevailing in the industry for such Hazardous Substance. Without limiting any of the other obligations of Tenant set forth in this Lease, Tenant shall, at its own cost and expense, procure, maintain in effect and comply with all conditions and requirements of any and all permits, licenses and other governmental and regulatory, approvals or authorizations required under any Environmental, Health or Safety Requirement in connection with the bringing, use, keeping and storage of such Hazardous Substance in, on, about or under the Premises or the Shopping Center. Tenant shall submit to Landlord copies of all such permits, licenses, or other governmental or regulatory approvals or authorizations within five (5) business days of its receipt thereof.

(c) Upon written demand by Landlord in any instance in which the presence of any Hazardous Substance on the Premises or in the Shopping Center was caused or permitted by Tenant without Landlord’s prior written consent, Tenant shall promptly remove and dispose of the same at Tenant’s sole cost and expense and in compliance with all applicable Environmental, Health and Safety Requirements. If the presence of any Hazardous Substance in, on, about or under the Premises or the Shopping Center caused or permitted by Tenant results in any contamination of the Premises or the Shopping Center or the surrounding environment, Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Premises or the Shopping Center or the surrounding environment to the condition existing prior to such contamination (“Remediation”’): provided, however, that Tenant shall not undertake any Remediation without first providing Landlord with -written notice thereof and obtaining Landlord’s approval thereof. Tenant shall carry out any Remediation in a manner which will minimize the impact on the businesses conducted by other tenants in the Shopping Center and in a manner which complies with all Environmental, Health and Safety Requirements. Further, Tenant shall not undertake any Remediation, nor enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to any Hazardous Substance in any way connected with the Premises or the Shopping Center without first notifying Landlord of Tenant’s intention to do so and affording Landlord ample opportunity to appear, intervene or otherwise appropriately assert and protect Landlord’s interest with respect thereto.

(d) Upon the expiration or early termination of the Term, Tenant shall cause to be removed from the Premises or the Shopping Center, as appropriate, all Hazardous Substances brought upon, used, kept, or stored in, on, about or under the Premises or the Shopping Center by Tenant, as well as all receptacles or containers therefor, and shall cause such Hazardous Substances and such receptacles or containers to be stored, treated, transported and/or disposed of in compliance with all applicable Environmental, Health and Safety Requirements. Any Hazardous Substances or receptacles or containers therefor which Tenant causes to be removed from the Premises or the Shopping Center shall be removed solely by duly licensed haulers and transported to and disposed of at duly licensed facilities for the final disposal of such Hazardous Substances or receptacles or containers therefor reflecting the legal and proper removal, storage, treatment, transportation and/or disposal thereof. Tenant shall, at its sole cost and expense, repair any damage to the Premises or the Shopping Center resulting from Tenant’s removal of such Hazardous Substances and receptacles or containers therefor. Tenant’s obligation to pay Fixed Rent and all other charges shall continue until such removal by Tenant has been completed to Landlord’s satisfaction, notwithstanding the expiration or early termination of the term of this Lease.

(e) Tenant shall notify Landlord in writing immediately upon becoming aware of:

(i) any enforcement, cleanup, remediation or other action threatened, instituted or completed by any governmental or regulatory agency or private person with respect to the Premises or the Shopping Center relating to Hazardous Substances;

(ii) any claim threatened or made by any person against Tenant or the Premises or the Shopping Center for personal injury, property damage, other losses, contribution, cost recovery, compensation or any other matter with respect to the Premises or the (name of shopping complex) relating to •’ Hazardous Substances;

(iii) any reports made by or to any governmental or regulatory agency with respect to the Premises or the Shopping Center relating to Hazardous Substances, including any complaints, notices or asserted violations in connection therewith; and

(iv) any other information with respect to the Premises or the Shopping Center relating to Hazardous Substances.

Further, Tenant shall also supply to Landlord as promptly as possible, and in any event within five (5) business days after Tenant first receives or sends the same, copies of all claims, reports, complaints, notices, warnings, asserted violations or other documents relating in any way to the foregoing.

(f) Landlord and its agents and representatives shall have the right to communicate, verbally or in writing, with any governmental or regulatory agency or any environmental consultant on any matter with respect to the Premises or the Shopping Center relating to Hazardous Substances. Landlord shall be entitled to copies of any and all notices, inspection reports or other documents issued by or to any such governmental or regulatory agency or consultant with respect to the Premises or the Shopping Center relating to Hazardous Substances.

35.2 Indemnification. If Tenant breaches any of its covenants or obligations in this Article 35. or if the presence of Hazardous Substances on the Premises or the Shopping Center caused or permitted by Tenant results in contamination of the Premises or the Shopping Center, or if contamination of the Premises or the Shopping Center by Hazardous Substances otherwise occurs for which Tenant is legally liable to Landlord for damage resulting therefrom, or if any lender or governmental agency requires an investigation to determine whether there has been any contamination of the Premises or the Shopping Center, then Tenant shall indemnify, defend, protect and hold harmless” Landlord, any subsidiary or other affiliate of Landlord, and any director, officer, shareholder, employee, agent, attorney or partner of any of the foregoing, from and against any and all claims, damages, penalties, fines, costs, liabilities and losses (including diminution in value of the Premises or the Shopping Center, damages for the loss or restriction on use of rental or usable space or of any other amenity of the Premises or the Shopping Center, damages arising from any adverse impact on marketing of space in the Premises or the Shopping Center, other consequential damages and sums paid in settlement of claims, attorneys’ fees, consultants’ fees and experts’ fees) which arise during or after the Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any governmental or regulatory agency or any private person due to the presence of Hazardous Substances at the Premises or the Shopping Center or in the soil or ground water in, on, about or under the Premises or the Shopping Center.

35.3 Inspection. If Tenant breaches its covenants or obligations in this Article 35. or if the presence of Hazardous Substances on the Premises or the Shopping Center caused or permitted by Tenant results in contamination of the Premises or the Shopping Center, or if contamination of the Premises or the Shopping Center by Hazardous Substances otherwise occurs for which Tenant is legally liable to Landlord for damage resulting therefrom, or if Landlord, any lender or governmental agency requires an investigation to determine whether there has been any violation of this Article 35, then Landlord and its agents and representatives shah1 have the right, at any reasonable time and from time to time during the term of this Lease, to enter upon the Premises to” perform monitoring, testing or other analyses, and to review any and all applicable documents, notices, correspondence or other materials which may be in the possession of Tenant. Further, Tenant shall be obligated to provide Landlord, within five (5) business days of Landlord’s request therefor, with copies of all such applicable documents which may be in Tenant’s possession but are not at the Premises. All costs and expenses reasonably incurred by Landlord in connection therewith shall become due and payable by Tenant upon Landlord’s presentation to Tenant of an invoice therefor.

35.4 Definition of Hazardous Substance. As used herein, the term “Hazardous Substance” shall mean any substance, material, waste, petroleum product, contaminant or pollutant determined by any local, regional, state or federal governmental agency, court, judicial or quasi-judicial body or legislative or quasi-legislative body pursuant to any Environmental, Health and Safety Requirement to be hazardous, toxic, infectious, radioactive, ignitable or flammable, corrosive, persistent or bioaccumulative, explosive, reactive or otherwise dangerous.

35.5 Definition of Environmental, Health and Safety Requirement. As used herein, the term “Environmental, Health and Safety Requirement” shall mean any law, statute, ordinance, rule, regulation, order, judgment or decree promulgated by any local, regional, state or federal governmental agency, court, judicial or quasi-judicial body or legislative or quasi-legislative body which relates to’matters of the environment, health, industrial hygiene or safety.

35.6 Survival. The representations, warranties, covenants, agreements and indemnities of Tenant set forth in this Article 35 shall survive the expiration or earlier termination of this Lease and shall not be affected by any investigation, or information obtained as a result of any investigation, by or on behalf of Landlord or any prospective lessee.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the Execution Date.

LANDLORD:

ANTHONY SAMMUT and CHRISTINE SAMMUT,
Trustees of the Anthony & Christine Sammut
Revocable Trust u/t/d February 14, 1992,

By: /s/ ANTHONY SAMMUT
Anthony Sammut 3/2/98
Title: Trustee

By: /s/ CHRISTINE SAMMUT
Christine Sammut 3/2/98
Title: Trustee

TENANT:
CENTRAL COAST BANCORP

By: /s/ J. MCCARTHY
J. MCCARTHY
(typed or printed name)
Title: EVP, COO

EXHIBIT “A”
[GRAPHIC OMITTED]

EXHIBIT “B”
[GRAPHIC OMITTED]

EXHIBIT “C”
WORK LETTER

THIS WORK LETTER (this “Agreement”) is made and entered into by and between Landlord and Tenant as of the Execution Date. The purpose of this Agreement is to set forth the respective obligations of Landlord and Tenant with respect to the design and construction of the Building. This Agreement shall be deemed a part of the Lease to which it is attached. Accordingly, capitalized terms which are used herein and defined in the Lease shall have the meaning given in the Lease.

1. Approval of Plans for Tenant's Improvements.

1.1. Submittal of Plans.

1.1.1. Tenant's Preliminary Plans. As soon as reasonably possible after the execution of the Lease, Tenant and Landlord shall meet to review and approve “Tenant’s Preliminary Plans,” which shall include the following: (i) exterior and interior elevations; (ii) a floor plan; (iii) architectural finish schedule; (iv) reflected ceiling plans; (v) electrical, mechanical and plumbing plans; and (vi) outline specifications. If Landlord and Tenant do not mutually agree upon Tenant’s Preliminary Plans within ninety (90) days after the execution of the Lease, then Landlord may terminate the Lease upon written notice to Tenant.

1.1.2. Tenant's Final Plans. Within fifteen (15) days after approval of Tenant’s Preliminary Plans, Landlord shall cause Landlord’s architect to prepare complete plans, specifications and working drawings which incorporate and are consistent with Tenant’s Preliminary Plans, as previously approved by Landlord and Tenant, and which show in detail the intended design, construction and finishing of all portions of Tenant’s Improvements, in sufficient detail for construction (“Tenant’s Final Plans”). If Landlord and Tenant do not mutually agree upon Tenant’s Final Plans within thirty (30) days after the approval of Tenant’s Preliminary Plans, then Landlord shall have the right to terminate this Lease upon written notice to Tenant.

2. Standard of Construction. The construction of the Building shall comply with all applicable laws, codes, rules and regulations of all governmental and quasi- governmental authorities with jurisdiction. Landlord shall not change any portion of the Building from the description thereof contained in Tenant’s Final Plans, as approved by Landlord, unless Tenant first obtains Tenant’s written approval, which approval shall not be unreasonably withheld.

3. Commencement and Performance of Tenant’s Improvements. Landlord shall commence construction of Tenant’s Building promptly upon the approval of Tenant’s Final Plans. Landlord shall diligently proceed with construction and shall complete construction of Tenant’s Building as soon as is reasonably possible. Tenant shall accept possession of the Building when the Building is “substantially complete.” For the purposes of this Agreement, the Building shall be deemed substantially complete when it is complete for Tenant’s use and occupancy subject to the completion of standard punchlist items and a certificate of occupancy or a temporary certificate of occupancy is issued. Following the delivery of the Building to Tenant, Tenant shall install its fixtures and equipment as is necessary to commence operation in the Premises.